Exhibit 99.1
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NEWS RELEASE

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                                                     FOR:  Pentacon, Inc.
                                                 CONTACT:  Brian Fontana
                                                           Senior Vice President
                                                           & CFO
                                                           (713) 463-8854
FOR IMMEDIATE RELEASE

PENTACON, INC. ANNOUNCES TRANSACTIONS TO ACQUIRE $44
MILLION IN ANNUALIZED REVENUE

         Houston, Texas, May 26, 1998 - Pentacon, Inc. (NYSE: JIT), a leading distributor of fasteners and other small parts and provider of related inventory management services today announced that it had signed letters of intent to acquire two fastener distribution companies with combined annualized revenues of approximately $37 million. These acquisitions are subject to customary due diligence and regulatory approval and are expected to close before the end of July.

         In  addition,   the  Company  announced  that  it  had  closed  on  the
acquisition of Pace Products, Inc., a company with $7 million in annualized revenues. In total, these three acquisitions have annualized revenues of $44 million.

         Mark E. Baldwin, Chairman and Chief Executive Officer, commented, "We are excited about the first acquisitions since our initial public offering was completed in early March of this year. These acquisitions are consistent with our plan to build upon our core business with strategic acquisitions.

         "Each of these transactions will be immediately accretive to earnings and we remain encouraged with the pace of our acquisition program for the balance of the year" added Baldwin.

         This news release contains forward-looking statements that are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the key factors that could cause actual results to differ materially from expectations, estimates of costs or projected or anticipated changes to cost estimates relating to entering new markets or expanding in existing markets, changes in economic and industry conditions and changes in regulatory requirements. These and other risks and assumptions are described in the Company's reports that are available from the United States Securities and Exchange Commission.

         Headquartered in Houston, Texas, Pentacon is a leading distributor of fasteners and other small parts and provider of related inventory management services. The Company presently has 27 distribution facilities located in 14 states.